Exhibit 99.1

Trilogy Metals Announces Election of Directors and Voting Results from the 2025 Annual Meeting of Shareholders

VANCOUVER, BC, May 14, 2025 /CNW/ - Trilogy Metals Inc. (TSX: TMQ) (NYSE American: TMQ) ("Trilogy Metals" or the "Company") is pleased to announce the detailed voting results on the items of business considered at its Annual Meeting of Shareholders ("Meeting") held in Vancouver on Tuesday, May 13, 2025. All proposals were approved and the nominees listed in the management proxy circular for the meeting were all elected as directors. A total of 122,296,116 or 74.50% of the Company's issued and outstanding shares eligible to vote were represented at the Meeting.

Shareholder Voting Results

The Shareholders voted on the following matters at this year's Meeting. Other than Proposal 1, which represents votes by ballot, the results presented below represent votes according to proxies received.

Proposal 1: Election of Directors

Nominee	Votes For	% Votes For	Votes Withheld	% Votes Withheld
Tony Giardini	99,486,993	99.63	367,716	0.37
James Gowans	99,046,528	99.19	808,181	0.81
William Hayden	99,277,655	99.42	577,053	0.58
William Hensley	99,285,059	99.43	569,649	0.57
Gregory Lang	94,042,296	94.18	5,812,413	5.82
Janice Stairs	99,432,506	99.58	422,202	0.42
Diana Walters	99,436,555	99.58	418,154	0.42

Proposal 2: Appointment of the Auditor

Votes For	% Votes For	Votes Withheld	% Votes Withheld
122,110,200	99.85	183,915	0.15

Proposal 3: Approval of all unallocated entitlements under the Restricted Share Unit Plan

Votes For	% Votes For	Votes Against	% Votes Against	Votes Abstaining	% Votes Abstaining
97,738,217	97.88	1,734,107	1.74	380,383	0.38

Proposal 4: Approval of all unallocated entitlements under the Deferred Share Unit Plan

Votes For	% Votes For	Votes Against	% Votes Against	Votes Abstaining	% Votes Abstaining
97,718,577	97.86	1,749,193	1.75	384,936	0.39

Proposal 5: Approval of a Non-Binding Resolution Approving the Compensation of the Company's Named Executive Officers

Votes For	% Votes For	Votes Against	% Votes Against	Votes Abstaining	% Votes Abstaining
98,002,630	98.15	1,439,181	1.44	410,896	0.41

Detailed results of all items of business are also available in the Report of Voting Results filed under the Company's SEDAR+ profile www.sedarplus.ca ("SEDAR") and on the Form 8-K filed under the Company's EDGAR profile at www.sec.org ("EDGAR").

About Trilogy Metals

Trilogy Metals Inc. is a metal exploration and development company which holds a 50 percent interest in Ambler Metals LLC which has a 100 percent interest in the Upper Kobuk Mineral Projects ("UKMP") in Northwestern Alaska. On December 19, 2019, South32, a globally diversified mining and metals company, exercised its option to form a 50/50 joint venture with Trilogy. The UKMP is located within the Ambler Mining District which is one of the richest and most-prospective known copper-dominant districts in the world. It hosts world-class polymetallic volcanogenic massive sulphide ("VMS") deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits which have been found to host high-grade copper and cobalt mineralization. Exploration efforts have been focused on two deposits in the Ambler Mining District – the Arctic VMS deposit and the Bornite carbonate replacement deposit. Both deposits are located within a land package that spans approximately 190,929 hectares. Ambler Metals has an agreement with NANA Regional Corporation, Inc., an Alaska Native Corporation that provides a framework for the exploration and potential development of the Ambler Mining District in cooperation with local communities. Trilogy's vision is to develop the Ambler Mining District into a premier North American copper producer while protecting and respecting subsistence livelihoods.

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SOURCE Trilogy Metals Inc.

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%CIK: 0001543418

For further information: Company Contacts: Tony Giardini, President & Chief Executive Officer; Elaine Sanders, Vice President & Chief Financial Officer, 604-638-8088

CO: Trilogy Metals Inc.

CNW 06:30e 14-MAY-25